Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2009 Third Quarter Results

Johannesburg, South Africa (May 7, 2009) – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced results for the three and nine months ended March 31, 2009. Revenue and net income for the quarter under US generally accepted accounting principles (“GAAP”) were $55.9 million and $14.4 million, respectively, a decline of 11% and 47%, respectively, from the three months ended March 31, 2008. On a constant currency basis, revenue increased by ZAR 89.2 million, or 19%, from 2008 and fundamental net income increased by ZAR 16.1 million, or 9%.

The following factors significantly affected the comparability of our 2009 third quarter results to last year:

  Reporting currency fluctuations: the South African rand (“ZAR”), the Company’s functional currency, depreciated 34% against the US dollar (“USD”), its reporting currency, based on average exchange rates during the periods, which adversely affected 2009 reported revenues and net income;
  Tax comparison: 2008 results were favorably impacted by a reduction in the Company’s fully- distributed tax rate which became effective during the third quarter of 2008;
  BGS acquisition seasonal impact: 2009 includes a loss from BGS, which the Company did not own during 2008. BGS’ operations are highly seasonal, with its second and fourth quarters typically being its most profitable and its first and third quarters generally the weakest. However, in the current financial year the majority of BGS’ revenues were generated during the second quarter of fiscal 2009. The Company expects higher revenues during the fourth quarter of fiscal 2009 compared with the third quarter, however it does not expect these revenues to be higher than those of the second quarter of fiscal 2009;
  BGS intangible amortization: 2009 includes intangible asset amortization related to the BGS acquisition;
  Ghana implementation in 2008: 2008 results were favorably impacted by revenues the Company recorded from the implementation phase of its UEPS technology in Ghana; and
  Stock-based compensation: The Company recorded a higher stock-based compensation charge in 2009 compared with the prior year.

Comments and Outlook

     “Once again, our results show the strength of our business model and the power of our technology and we believe that we are better positioned than ever to benefit from a difficult worldwide economy,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “We have once again completed a quarter on target with our expectations, and we are delighted to have signed a new contract with SASSA. We are now positioned to continue our expansion in the number of people who use our technology and in the breadth of services that we provide, not only on South African soil but also in numerous world markets. I remain confident that we will continue to deliver sustainable growth for all of our stakeholders,” he concluded.

“We are especially pleased with the strong growth in the number of transactions effected using our UEPS technology as evidenced by the 30% revenue increase and a 43% increase in operating income in our transaction-based activities segment” said Herman Kotzé, Chief Financial Officer of Net1. “We are well on track to achieve growth of a minimum of 15% in fundamental earnings on a constant currency basis for fiscal 2009,” he concluded.

Results

Three months ended March 31, 2009 and 2008

	GAAP Q3 2009	GAAP Q3 2008	GAAP Variance %	Fundamental Q3 2009 (1)	Fundamental Q3 2008 (1)	Fundamental Variance %
Net income (USD’000)	14,379	26,967	(47)%	18,739	23,012	(19)%
Earnings per share, basic (US cents)	26	47	(45)%	34	40	(15)%
Revenue (USD’000)	55,878	63,066	(11)%	55,878	63,066	(11)%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the loss on sale of the Company’s traditional microlending business and the effects of the change in the Company’s fully distributed tax rate from 36.89% to 35.45% during the third quarter of fiscal 2008 are excluded in calculating fundamental net income and earnings per share. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per common share.

     Since the Company’s reporting currency is the USD but its functional currency is the ZAR, and due to the impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. The USD was significantly stronger against the ZAR during the three months ended March 31, 2009, as compared with the prior period. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q3 2009	GAAP Q3 2008	GAAP Variance %	Fundamental Q3 2009(1)	Fundamental Q3 2008(1)	Fundamental Variance %
Net income (ZAR’000)	143,241	199,874	(28)%	186,676	170,561	9%
Earnings per share, basic (ZAR cents)	260	350	(26)%	339	298	14%
Revenue (ZAR’000)	556,640	467,432	19%	556,640	467,432	19%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the loss on sale of the Company’s traditional microlending business and the effects of the change in the Company’s fully distributed tax rate from 36.89% to 35.45% during the third quarter of fiscal 2008 are excluded in calculating fundamental net income and earnings per share.

Nine months ended March 31, 2009 and 2008

	GAAP YTD 2009	GAAP YTD 2008	GAAP Variance %	Fundamental YTD 2009 (1)	Fundamental YTD 2008 (1)	Fundamental Variance %
Net income (USD’000)	68,385	65,213	5%	61,589	65,346	(6)%
Earnings per share, basic (US cents)	121	114	6%	109	114	(4)%
Revenue (USD’000)	185,201	191,825	(3)%	185,201	191,825	(3)%

	GAAP YTD 2009	GAAP YTD 2008	GAAP Variance %	Fundamental YTD 2009(1)	Fundamental YTD 2008(1)	Fundamental Variance %
Net income (ZAR’000)	621,137	465,006	34%	559,406	465,948	20%
Earnings per share, basic (ZAR cents)	1,103	814	36%	993	816	22%
Revenue (ZAR’000)	1,682,170	1,367,825	23%	1,682,170	1,367,825	23%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the effects of the change in the Company’s fully distributed tax rate from 35.45% to 34.55% in fiscal 2009 (and from 36.89% to 35.45% in fiscal 2008), JSE listing costs, a bank facility fee, an impairment of goodwill, the loss on sale of the Company’s traditional microlending business and a foreign exchange gain, net of tax, related to a short-term investment are excluded in calculating fundamental net income and earnings per share.

Use of Non-GAAP measures

     US securities laws require that when we publish any non-GAAP measures we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental earnings, fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental earnings and fundamental earnings per share

     Under GAAP, the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share for the three and nine months ended March 31, 2009 and 2008 include amortization of intangibles and stock-based compensation charges related to stock options and other stock-based awards, as well as JSE listing costs, a bank facility fee, an impairment of goodwill, the loss on sale of the Company’s traditional microlending business and a foreign exchange gain, net of tax, related to a short-term investment. Finally, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008 is included in the Company’s net income and earnings per common share for the nine months ended 3

March 31, 2009 and the effect of the change in the fully distributed tax rate from 36.89% to 35.45% in January 2008 is included in the Company’s net income and earnings per common share for the nine months ended March 31, 2008. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per common share because management believes that these adjustments enhance its own evaluation, as well as an investor's understanding, of the Company's financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per common share.

     Headline earnings per share (“HEPS”)

     The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on US GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including, but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the impairment of goodwill, the loss on the sale of the Company’s traditional microlending business and loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference call

     Net1 will host a conference call to review third quarter results on May 8, 2009, at 8:00 a.m. Eastern Daylight Time. To participate in the call, dial 1-800-860-2442 (US only), 1-866-519-5086 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 29, 2009.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South Africa-based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     Net1 recently acquired 80.1% of BGS Smartcard System AG (“BGS”), an Austrian company, whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East.

Forward-Looking Statements

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: 1-604-484-8750
Toll Free: 1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$55,878	$63,066	$185,201	$191,825
EXPENSE
COST OF GOODS SOLD, IT PROCESSING,
SERVICING AND SUPPORT	15,225	16,515	51,636	51,833
SELLING, GENERAL AND ADMINISTRATION	14,772	15,185	48,081	48,915
DEPRECIATION AND AMORTIZATION	4,266	2,716	11,950	8,295
LOSS ON SALE OF MICROLENDING
BUSINESS	742	-	742	-
IMPAIRMENT OF GOODWILL	-	-	1,836	-
OPERATING INCOME	20,873	28,650	70,956	82,782
FOREIGN EXCHANGE GAIN RELATED TO
SHORT-TERM INVESTMENT	-	-	26,657	-
INTEREST INCOME, net	2,125	3,754	7,590	10,852
INCOME BEFORE INCOME TAXES	22,998	32,404	105,203	93,634
INCOME TAX EXPENSE	8,543	5,156	35,444	27,816
NET INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND LOSS FROM
EQUITY-ACCOUNTED INVESTMENTS	14,455	27,248	69,759	65,818
MINORITY INTEREST	(185)	-	577	(196)
LOSS FROM EQUITY-ACCOUNTED
INVESTMENTS	261	281	797	801
NET INCOME	$14, 379	$26,967	$68,385	$65,213
Net income per share
Basic earnings, in cents – common stock and linked
units	26.1	47.2	121.4	114.1
Diluted earnings, in cents – common stock and
linked units	26.0	46.7	121.0	113.1

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2009	2008
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$121,025	$272,475
Pre-funded social welfare grants receivable	57,891	35,434
Accounts receivable, net of allowances of – March: $318; June: $260	40,076	21,797
Finance loans receivable, net of allowances of – March: $-; June: $1,007	2,552	4,301
Deferred expenditure on smart cards	-	78
Inventory	6,983	6,052
Deferred income taxes	6,617	5,597
Total current assets	235,144	345,734
OTHER LONG-TERM ASSETS, including available for sale securities	7,096	207
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – March: $23,264; June: $24,753	6,139	6,291
EQUITY-ACCOUNTED INVESTMENTS	2,509	2,685
GOODWILL	100,435	76,938
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
March: $23,022; June: $16,486	71,509	22,216
TOTAL ASSETS	422,832	454,071
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	220	-
Accounts payable	4,221	4,909
Other payables	46,109	57,432
Income taxes payable	15,341	14,162
Total current liabilities	65,891	76,503
DEFERRED INCOME TAXES	33,519	33,474
OTHER LONG-TERM LIABILITIES, including minority interest loans	4,098	3,766
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	103,508	113,743
MINORITY INTEREST	2,415	-
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Outstanding shares - March: 55,673,186; June: 53,423,552	59	52
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - March: -; June: 4,882,429	-	5
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by Net1) - March: -; June:
35,975,818	-	6
ADDITIONAL PAID-IN-CAPITAL	124,291	119,283
TREASURY SHARES, AT COST: March: 2,726,409; June: 306,269	(32,707)	(7,950)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(109,871)	(37,820)
RETAINED EARNINGS	335,137	266,752
TOTAL SHAREHOLDERS’ EQUITY	316,909	340,328
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$422,832	$454,071
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)

Cash flows from operating activities
Net income	$14,379	$26,967	$68,385	$65,213
Depreciation and amortization	4,266	2,716	11,950	8,295
Impairment of goodwill	-	-	1,836	-
Loss from equity-accounted investments	261	281	797	801
Fair value adjustment related to financial liabilities	201	(14)	815	(256)
Fair value of FAS 133 derivative adjustments	286	(11)	(2,772)	(21)
Unrealized foreign exchange gain related to short-term
investment	-	-	(1,015)	-
Interest payable	105	126	336	367
Loss (Profit) on disposal of property, plant and
equipment	9	(23)	9	(109)
Loss on sale of microlending business	742	-	742	-
Minority interest	(185)	-	577	(196)
Stock-based compensation charge	1,317	1,108	3,868	2,860
Facility fee amortized	-	-	1,100	-
(Increase) Decrease in accounts receivable, pre-funded
social welfare grants receivable and finance loans
receivable	(17,329)	15,842	(55,120)	(2,406)
Decrease in deferred expenditure on smart cards	84	236	57	496
(Increase) Decrease in inventory	(1,538)	1,286	(1,244)	(293)
Increase (Decrease) in accounts payable and other
payables	2,215	13,177	(15,374)	13,490
Increase in taxes payable	475	7,666	4,659	1,034
(Decrease) Increase in deferred taxes	(182)	(4,182)	(1,601)	574
Net cash provided by operating activities	5,106	65,175	18,005	89,849

Cash flows from investing activities
Capital expenditures	(413)	(1,004)	(3,696)	(2,880)
Proceeds from disposal of property, plant and equipment	1	24	3	142
Acquisition of available for sale securities	(3,422)	-	(3,422)	-
Acquisition of BGS, net of cash acquired	(1,906)	-	(97,992)	-
Acquisition of shares in equity-accounted investments	(150)	-	(450)	-
Net cash used in investing activities	(5,890)	(980)	(105,557)	(2,738)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue
expenses	-	25	155	175
Treasury stock acquired	-	-	(24,752)	-
Proceeds from short-term loan facility	-	-	110,000	-
Repayment of short-term loan facility	-	-	(110,000)	-
Payment of facility fee	-	-	(1,100)	-
Proceeds from bank overdrafts	2,401	-	2,496	1,462
Repayment of bank overdraft	(2,252)	(1)	(2,252)	(1,443)
Net cash provided by (used in) financing activities	149	24	(25,453)	194

Effect of exchange rate changes on cash	(2,996)	(29,330)	(38,445)	(23,402)

Net (decrease) increase in cash and cash equivalents	(3,631)	34,889	(151,450)	63,903

Cash and cash equivalents – beginning of period	124,656	200,741	272,475	171,727

Cash and cash equivalents – end of period	$121,025	$235,630	$121,025	$235,630

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended March 31, 2009 and 2008 and December 31, 2008:

Three months ended March 31, 2009 and 2008 and December 31, 2008

						Change – constant
				Change - actual		exchange rate(1)
				Q3 ‘09	Q3 ‘09	Q3 ‘09	Q3 ‘09
Key statement of operations data, in				vs	vs	vs	vs
’000, except EPS	Q3 ‘09	Q3 ‘08	Q2 ‘09	Q3 ‘08	Q2 ‘09	Q3 ‘08	Q2 ‘09
	USD	USD	USD
Revenue	$55,878	$63,066	$61,388	(11)%	(9)%	19%	(8)%
Operating income	20,873	28,650	22,805	(27)%	(8)%	(2)%	(7)%
Income tax expense	8,543	5,156	16,999	66%	(50)%	123%	(49)%
Net income	$14,379	$26,967	$27,762	(47)%	(48)%	(28)%	(48)%
Earnings per share,
Basic (cents)	26	47	49	(45)%	(47)%	(26)%	(46)%
Diluted (cents)	26	47	49	(45)%	(47)%	(26)%	(46)%
Fundamental earnings per share,
Basic (cents)	34	40	36	(15)%	(6)%	14%	(4)%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$35,995	$37,254	$32,820	(3)%	10%	30%	11%
Smart card accounts	6,676	8,696	6,711	(23)%	(1)%	3%	1%
Financial services	1,357	1,999	1,430	(32)%	(5)%	(9)%	(4)%
Hardware, software and related
technology sales	11,850	15,117	20,427	(22)%	(42)%	5%	(4)%1
Total consolidated revenue	$55,878	$63,066	$61,388	(11)%	(9)%	19%	(8)%

Consolidated operating income (loss):
Transaction-based activities	$21,638	$20,347	$17,653	6%	23%	43%	24%
Smart card accounts	3,034	3,953	3,050	(23)%	(1)%	3%	1%
Financial services	(261)	507	(1,570)	(151)%	(83)%	(169)%	(83)%
Hardware, software and related
technology sales	(1,398)	5,380	5,493	(126)%	(125)%	(135)%	(126)%
Corporate/ Eliminations	(2,140)	(1,537)	(1,821)	39%	18%	87%	19%
Total operating income	$20,873	$28,650	$22,805	(27)%	(8)%	(2)%	(7)%

Operating income margin (%)
Transaction-based activities	60%	55%	54%
Smart card accounts	45%	45%	45%
Financial services	(19)%	25%	(110)%
Hardware, software and related
technology sales	(12)%	36%	27%
Overall operating margin	37%	45%	37%

	Mar 31,	Jun 30,
	2009	2008	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$121,025	$272,475	(56)%
Total current assets	235,144	345,734	(32)%
Total assets	422,832	454,071	(7)%
Total current liabilities	65,891	76,503	(14)%
Total shareholders’ equity	$316,909	$340,328	(7)%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2009 also prevailed during the third quarter of fiscal 2008 and the second quarter of fiscal 2009.

Three months ended March 31, 2009 and 2008 and December 31, 2008 (continued)

				Change
				Q3 ‘09	Q3 ‘09
				vs	vs
Additional information:	Q3 ‘09	Q3 ‘08	Q2 ‘09	Q3 ‘08	Q2 ‘09
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	5,253,330	5,051,827	5,277,936	4%	-%
Limpopo	2,980,649	2,949,459	2,967,229	1%	-%
North West	1,276,789	1,245,238	1,321,175	3%	(3)%
Northern Cape	504,587	494,664	504,563	2%	-%
Eastern Cape	2,072,621	2,151,385	2,078,602	(4)%	-%
	12,087,976	11,892,573	12,149,505	2%	(1)%

Average revenue per grant paid:	ZAR	ZAR	ZAR
KwaZulu-Natal	29.28	21.76	27.64	35%	6%
Limpopo	20.56	18.32	18.09	12%	14%
North West	25.33	22.19	24.31	14%	4%
Northern Cape	22.84	20.26	23.60	13%	(3)%
Eastern Cape	19.07	16.56	16.49	15%	16%

UEPS merchant acquiring system:
Terminals installed at period end	4,263	4,222	4,182	1%	2%
Number of participating retail
locations at period end	2,391	2,468	2,385	(3)%	-%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	2,758,391	1,996,072	2,550,082	38%	8%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,775,707	2,022,938	2,496,496	37%	11%
Average number of grants processed
per terminal during the quarter	1,111	917	1,050	21%	6%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	1,129	933	1,036	21%	9%

EasyPay transaction fees:
Number of transactions processed	142,584,922	129,152,205	155,697,664	10%	(8)%
Average fee per transaction (in ZAR)	0.21	0.20	0.21	5%	-%

Three months ended March 31, 2009 and 2008 and December 31, 2008 (continued)

				Change
				Q3 ‘09	Q3 ‘09
				vs	vs
	Q3 ‘09	Q3 ‘08	Q2 ‘09	Q3 ‘08	Q2 ‘09
Smart card accounts:
Total number of smart card accounts	4,006,847	3,956,882	4,061,100	1%	(1)%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	-	600	100	(100)%	(100)%
Ghana – in terms of contract	800	4,300	3,400	(81)%	(76)%

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	-	4,611	2,368	(100)%	(100)%
Allowance for doubtful finance loans
receivable	-	(2,667)	(1,020)	(100)%	(100)%
Finance loans receivable – net	-	1,944	1,348	(100)%	(100)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,552	2,986	2,765	(15)%	(8)%

Earnings (Loss) from equity-accounted
investments: (USD ’000)
Beginning of period	(2,614)	(2,352)	(2,699)
Equity-accounted earnings (loss)	(261)	(281)	(226)
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	3	16	(9)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(16)	(71)	5
Equity-accounted (loss) – VTU
Colombia	(201)	(164)	(198)
Equity-accounted (loss) – VinaPay.	(47)	(62)	(24)
Foreign currency adjustment	171	244	311
End of period	(2,704)	(2,389)	(2,614)

(1) – includes the elimination of unrealized net income

Key metrics and statistics at and for the nine months ended March 31, 2009 and 2008:

Nine months ended March 31, 2009 and 2008

	Nine months ended				Year ended
	March 31,		Change		June 30,
				Constant
	2009	2008		Exchange	2008
	USD	USD	Actual	Rate (1)	USD
Key statement of operations data, in
’000, except EPS
Revenue	$185,201	$191,825	(3)%	23%	$254,056
Operating income	70,956	82,782	(14)%	9%	110,386
Income tax expense	35,444	27,816	27%	62%	39,192
Net income	$68,385	$65,213	5%	34%	$86,695

Earnings per share,
Basic (cents)	121	114	6%	35%	152
Diluted (cents)	121	113	7%	36%	150

Fundamental earnings per share,
Basic (cents)	109	114	(4)%	22%	155

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$109,159	$115,409	(5)%	20%	$153,444
Smart card accounts	21,957	27,469	(20)%	2%	35,914
Financial services	4,571	6,317	(28)%	(8)%	8,251
Hardware, software and related
technology sales	49,514	42,630	16%	48%	56,447
Total consolidated revenue	$185,201	$191,825	(3)%	23%	$254,056

Consolidated operating income (loss):
Transaction-based activities	$60,929	$62,317	(2)%	25%	$84,229
Smart card accounts	9,979	12,485	(20)%	2%	16,325
Financial services	(1,504)	1,411	(207)%	(236)%	1,935
Hardware, software and related
technology sales	8,229	9,585	(14)%	9%	11,708
Corporate/ Eliminations	(6,677)	(3,016)	121%	182%	(3,811)
Total operating income	$70,956	$82,782	(14)%	9%	$110,386

Operating income margin (%)
Transaction-based activities	56%	54%			55%
Smart card accounts	45%	45%			45%
Financial services	(33)%	22%			23%
Hardware, software and related
technology sales	17%	22%			21%
Overall operating margin	38%	43%			43%

	Mar 31,	June 30,
	2009	2008
Key balance sheet data, in ’000
Cash and cash equivalents	$121,025	$272,475	(56)%
Total current assets	235,144	345,734	(32)%
Total assets	422,832	454,071	(7)%
Total current liabilities	65,891	76,503	(14)%
Total shareholders’ equity	$316,909	$340,328	(7)%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first nine months of fiscal 2009 also prevailed during the first nine months of fiscal 2008.

Nine months ended March 31, 2009 and 2008 (continued)

	Nine months ended			Year ended
	Mar 31,		Change	June 30,
	2009	2008		2008

Additional information:
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	15,761,307	15,155,356	4%	20,337,526
Limpopo	8,906,334	8,833,286	1%	11,791,095
North West	3,983,501	3,694,651	8%	4,984,479
Northern Cape	1,506,876	1,489,641	1%	1,986,525
Eastern Cape	6,209,459	6,444,793	(4)%	8,491,929
	36,367,477	35,617,727	2%	47,591,554

Average revenue per grant paid:	ZAR	ZAR		ZAR
KwaZulu-Natal	26.94	21.63	25%	22.19
Limpopo	18.94	17.49	8%	17.76
North West	25.11	21.58	16%	21.79
Northern Cape	23.49	19.23	22%	20.44
Eastern Cape	17.95	15.90	13%	16.05

UEPS merchant acquiring system:
Terminals installed at period end	4,263	4,222	1%	4,394
Number of participating retail
locations at period end	2,391	2,468	(3)%	2,454
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	2,758,391	1,996,072	38%	2,243,592
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,775,707	2,022,938	37%	2,178,596
Average number of grants processed
per terminal during the quarter	1,111	917	21%	965
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	1,129	933	21%	936

EasyPay transaction fees:
Number of transactions processed	433,523,552	383,468,457	13%	516,849,006
Average fee per transaction (in ZAR)	0.21	0.20	5%	0.21

Nine months ended March 31, 2009 and 2008 (continued)

	Nine months ended			Year ended
	Mar 31,		Change	June 30,
	2009	2008		2008
Smart card accounts:
Total number of smart card accounts	4,006,847	3,956,882	1%	4,022,193

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	2,500	2,600	(4)%	3,244
Ghanaian National Switch and Smart
Card Payment System Contract	8,100	10,800	(25)%	15,800

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	-	4,611	(100)%	2,864
Allowance for doubtful finance loans
receivable	-	(2,667)	(100)%	(1,007)
Finance loans receivable – net	-	1,944	(100)%	1,857

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,552	2,986	(15)%	2,444

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(2,611)	(1,774)		(1,774)
Equity-accounted earnings (loss)	(797)	(801)		(1,036)
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	-	4		15
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(46)	(194)		(97)
Equity-accounted (loss) – VTU
Colombia	(645)	(491)		(792)
Equity-accounted (loss) – VinaPay.	(106)	(120)		(162)
Foreign currency adjustment	704	186		199
End of period	(2,704)	(2,389)		(2,611)

(1) – Includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Reconciliation of GAAP results to fundamental results:

Three months ended March 31, 2009 and 2008

	Net Income		EPS, basic		Net Income		EPS, basic
	(USD ’000)		(USD cents)		(ZAR ’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	14,379	26,967	26	47	143,241	199,874	260	350

Amortization of intangible
assets(1)	2,301	856			22,923	6,344
Customer relationships	2,454	355			24,446	2,630
Software and unpatented
technology	667	896			6,642	6,642
Trademarks	68	92			679	679
Deferred tax benefit	(888)	(487)			(8,844)	(3,607)
Stock-based charge(2)	1,317	1,108			13,120	8,212
Loss on sale of Moneyline	742	-			7,392	-
Change in tax rate (3)	-	(5,919)			-	(43,869)

Fundamental	18,739	23,012	34	40	186,676	170,561	339	298

(1) Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit:
(2) Includes stock-based compensation charges related to options and non-vested stock awards.
(3) Represents the effect of the change in the fully distributed tax rate from 36.89% to 35.45% during fiscal 2008.

Nine months ended March 31, 2009 and 2008

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	68,385	65,213	121	114	621,137	465,006	1,103	814

Amortization of intangible
assets(1)	6,068	2,670			55,111	19,032
Customer relationships	6,070	1,107			55,130	7,890
Software and unpatented
technology	2,194	2,795			19,926	19,927
Trademarks	224	286			2,036	2,036
Deferred tax benefit	(2,420)	(1,518)			(21,981)	(10,821)
Stock-based charge(2)	3,868	2,860			35,133	20,394
JSE listing costs	495	-			4,496	-
Facility fee	1,100	-			9,991	-
Foreign exchange gain related
to a short-term investment, net
of tax of $6,028	(17,447)	-			(158,469)	-
Loss on sale of Moneyline	742	-			6,740	-
Impairment of goodwill	1,836	-			16,676	-
Change in tax rate (3)	(3,458)	(5,397)			(31,409)	(38,484)

Fundamental	61,589	65,346	109	114	559,406	465,948	993	816

(1) Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit:
(2) Includes stock-based compensation charges related to options and non-vested stock awards.
(3) Represents the effect of the change in the fully distributed tax rate from 35.45% to 34.55% during fiscal 2009 and 36.89% to 35.45% during fiscal 2008.

Net 1 UEPS Technologies, Inc.
Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2009 and 2008

	2009	2008
Net income (USD’000)	14,379	26,967
Adjustments:
Loss on sale of traditional microlending business	742	-
Loss (Profit) on sale of property, plant and equipment (USD’000)	9	(23)
Tax effects on above (USD’000)	(3)	8

Net income used to calculate headline earnings (USD’000)	15,127	26,952

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	55,075	57,141

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	55,200	57,685

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	27	47
Diluted earnings – common stock and linked units, in US cents	27	47

Nine months ended March 31, 2009 and 2008

	2009	2008
Net income (USD’000)	68,385	65,213
Adjustments:
Loss on sale of traditional microlending business	742	-
Impairment of goodwill	1,836	-
Loss (Profit) on sale of property, plant and equipment (USD’000)	9	(109)
Tax effects on above (USD’000)	(3)	40

Net income used to calculate headline earnings (USD’000)	70,969	65,144

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	56,336	57,129

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	56,529	57,643

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	126	114
Diluted earnings – common stock and linked units, in US cents	126	113

Net 1 UEPS Technologies, Inc.
Attachment D

FREQUENTLY ASKED QUESTIONS

1. How does the new contract with SASSA impact your results of operations?

     We have entered into a new one year contract with the South African Social Security Agency, or SASSA, for the payment of social welfare grants in the five provinces where we currently provide a grant payment service. The new contract commenced on April 1, 2009 and expires on March 31, 2010.

     The new contract contains a standard pricing formula for all provinces based on a transaction fee per beneficiary paid regardless of the number or amount of grants paid per beneficiary, calculated on a guaranteed minimum number of beneficiaries per month. Under our previous contracts, depending on the province, we received either a fee per grant distributed, or per beneficiary paid, or as a percentage of the total grant amount distributed. In addition, SASSA will assume responsibility for the pre-funding of all social welfare grants with effect from the May 2009 pay cycle. We will continue to pre-fund certain merchants who facilitate the distribution of grants through our merchant acquiring system.

     We do not expect that the new contract will materially affect our future results of operations since the reduced pricing should be offset by the guaranteed minimum number of beneficiaries per month and the increased interest income we expect to receive as a result of the elimination of our pre-funding requirement.

2. How does the cancellation of the tender influence your strategic planning?

     We have the capacity to operate this business without compromising our high service levels regardless of the period, or frequency, of any extension periods granted. Our growth strategy does not exclusively rely on growth of our social welfare payments business. Our strategic planning is focused on the globalization of our technology by following a disciplined approach to new markets, through careful evaluation of new opportunities. Where we believe it makes sense, we will use partnerships or make acquisitions to accelerate our entry into new markets.

     Our technology is unique and unlike any other payment system, resulting in sales cycles that are unpredictable and often stretch over a period of years. It is therefore particularly difficult to provide clear short term visibility on our international prospects and the specific product, application or business model that will ultimately be implemented in a specific country or territory as a myriad of factors need to be considered, such as the corporate and regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. We have dedicated sales and marketing teams who focus on our specific target regions of Africa, the Middle East and Central and Eastern Europe and we plan to introduce dedicated teams for South America and Asia – Pacific Rim in the near future. We have expanded our strategic planning to include the BGS’ activities and prospects, with particular emphasis on significantly expanding the application of our technology in the Russian Federation and the CIS Republics with our current partners as well as other interested organizations. We recently completed a comprehensive training program of the BGS business development team to ensure that their activities are aligned with the Net1 group strategy.

3. How do you forecast growth in the beneficiary numbers in your social welfare payment business?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of 3% to 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

4. What was the rationale for acquiring BGS?

     BGS is an Austrian company whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS has provided systems to customers in Russia, Ukraine, Uzbekistan, India and Oman. BGS’ system, Dual Universal Electronic Transactions (“DUET”), was developed by BGS as a derivative of the first version of our UEPS technology that we licensed to BGS in 1993. BGS’ largest customer is Sberbank, the largest financial institution in Russia, which owns the remaining 19.9% of BGS.

     BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East. BGS employs more than 100 people worldwide, including 75 staff members in the research and development and the technical division. BGS’ approach is to offer its customers an adaptive and flexible turnkey solution which encompasses modular smart card and back-office solutions, hardware, consulting services, product customization and integration, installation, system implementation and technical support and training.

     We believe that the acquisition of BGS offers numerous potential strategic benefits, including the following:

  Increasing Net1’s revenues from providing its financial services and value-added products to a new cardholder base. BGS has historically employed a business model which focused on selling its product offering into various countries. In contrast, Net1’s service-based business model focuses on generating continuing revenues from its cardholder base through transaction-based fees, financial services and value-added products. We believe that the geographical footprint of BGS is now large enough to allow us to overlay our service-based model onto the various DUET systems operating in Russia and other countries, thereby creating new revenue streams for BGS and system operators.

  Enhancing Net1’s product offering by leveraging technology platforms and IT development resources. We believe that our technological leadership in fields such as biometric identification and in the integration of its UEPS technology with GSM will allow us to create new business opportunities for BGS such as national identification, voting and welfare distribution systems and cell phone-based payment solutions. Further, the addition of BGS’ skilled human resources in the information technology area should greatly assist us in the ongoing development of our technologies and maintenance of our existing systems.

  Increasing the depth of the management team with the addition of experienced executives. Leonid Delberg and Richard Schweger have led BGS since 1997 and have over 25 years of combined experience in the smart card industry. Messrs. Delberg and Schweger will continue as senior executives of BGS and oversee its expansion and integration with Net1. We believe that the expertise and experience of BGS’ senior management will greatly assist us in our global expansion initiatives.

Accelerating the rollout of UEPS in Russia and other new territories. There is little geographical overlap in our and BGS’ operations and thus, the acquisition offers us the opportunity to establish relationships in countries where we believe there are exciting opportunities for the implementation of our technology but where we have minimal current relationships. We believe that having a local partner is important to the success of international implementation of our systems. We further believe that Sberbank, through its leading market position in Russia, can offer Net1 its extensive business network to implement our complete suite of products there and will be motivated to do so by virtue of its continued participation as a shareholder in BGS.

5. What does the foreign exchange gain of $26.7 million relate to?

     The Company entered into an asset swap arrangement (in the form of a $110 million 32-day call account instrument) in order to facilitate the short-term loan facility required for the BGS acquisition, however this asset swap arrangement was not linked to the loan facility and did not require redemption on the same date as the repayment of the loan facility. The Company earned interest at a rate of one month LIBOR plus 0.25% on this instrument. The Company gave a call notice to the obligor on September 10, 2008, and the capital of $110 million (or ZAR 1,100.7 million) and interest on this instrument was repaid on October 16, 2008. The Company has realized a foreign exchange gain of approximately $26.7 million in the second quarter of fiscal 2009.

6. Why did you sell your traditional microlending business and how does your investment in Finbond strengthen you growth strategy?

     Strategically, we viewed our traditional microlending business as non-core as our main intention was to gain an understanding of the dynamics of the microlending industry in order to develop the appropriate products and applications which have now become part of our UEPS-based microlending activities. During the third quarter of fiscal 2009, we entered into an agreement with Finbond Property Finance Limited, or Finbond, for the sale of our traditional microlending business with effect from March 1, 2009. The payment consideration was settled through the issuance of new Finbond shares and we also exercised an option to increase our shareholding in Finbond to approximately 20%.

     Finbond has a national network of 178 branches following the sale of our traditional microlending business to them. We have signed an agreement with Finbond under which we have agreed to install our UEPS technology and point of sale devices for the marketing of pre-paid electricity, pre-paid cell phone air time and bill payments into all of Finbond's branches. In addition, Finbond will utilize its branch and broker network to market our wage payment and EasyPay bill payment solutions. Our investment in Finbond gives us access to a national brick and mortar infrastructure and allows us to participate in the future success of our joint initiatives.

7. Why did Net1 obtain a secondary listing on the JSE?

     The main purposes for our listing on the JSE were to:

  enhance South African investors’ awareness of us, thereby enlarging our potential investor base and increasing trade in our shares;
  provide ourselves with an additional source from which capital to facilitate growth can be obtained;
  optimize and simplify our capital structure by eliminating the linked units;
  enable us to externalize our South African reserves when required;
  externalize our South African reserves without incurring significant leakage;
  facilitate direct investment in our common stock by South African residents and the investors utilizing the trading platform operated by the JSE; and
  create additional liquidity for current South African investors.

     As a result of our listing on the JSE our shareholders are now able to trade their shares of common stock on the Nasdaq Global Select Market, or Nasdaq, and the JSE. During the nine months ended March 31, 2009, we incurred expenses of approximately $0.5 million related to our inward listing on the JSE.

8. Has the volatility in the global equity and credit markets affected your business prospects?

     No. We have sufficient cash reserves and financing arrangements to continue our current business activities. We do not share the prevailing negative global sentiment towards emerging markets as our technology is focused on these territories and remains in demand, especially when the weaknesses of traditional banking systems have become patently clear. Fluctuations in our share price caused by continued stock market volatility could, however, negatively impact our ability to pursue certain acquisitions that may accelerate our global expansion.

9. What is the status of the wage payment system implementation with Grindrod Bank?

     We officially launched the wage payment system in the KwaZulu-Natal province on May 12, 2008, and we have successfully implemented several systems with smaller employers in the area, mainly in the agricultural sector. During the first quarter of fiscal 2009, we entered into an agreement with our first major corporate customer to utilize our wage payment system. Our customer is the largest provider of security and guarding services in South Africa and employs approximately 20,000 people. We commenced with the registration process during the third quarter of fiscal 2009 and we expect to complete the enrolment of all employees by the end of the fourth quarter of fiscal 2009.

10. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

     Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

11. Can you provide an update on the Ghana contract?

     We have substantially completed our Ghana contract and have provided the majority of the software and hardware related to this contract. We expect to generate additional revenues from the sale of smart cards during the fourth quarter of fiscal 2009 and license fees from fiscal 2010.

     During fiscal 2009 we have continued with the delivery of hardware including POS devices and the remaining smart cards under our contract with the Bank of Ghana. In addition, we commenced delivery of smart cards and ATMs under additional purchase orders we received. During the nine months ended March 31, 2009, we delivered hardware, including smart cards and terminals, to the Bank of Ghana and recognized revenue of approximately $8.1 million (ZAR 71.5 million).

12. What is the status of the UEPS deployment in Iraq?

     The first UEPS transaction was performed in August 2008, in Baghdad, Iraq, during the official launch of the UEPS smart card technology with the two state banks that are part of the consortium to which we are providing a customized UEPS banking and payment system. Our first project in Iraq is a pilot involving 100,000 beneficiaries. The pilot calls for implementation of our UEPS technology across selected bank branches and will enable the distribution and payment of government grants to war victims and martyrdom beneficiaries, as well as salary and wage distribution and payment to employees of the two banks. Approximately 40,000 beneficiaries have been registered and issued with UEPS cards to date.

     In December 2008 we received an order for an additional 800,000 smart cards to be issued to war victim beneficiaries and pension payment recipients. This additional order follows the recent order of 200,000 smart cards received during October 2008. The total cards ordered from Net1 to date amount to 1.1 million. Delivery of the 1 million cards will be 200,000 per month between December 2008 and May 2009. Completion of cardholder registration is anticipated for June 2009.

     We expect to generate revenues in the fourth quarter of fiscal 2009 from sale of additional smart cards. In addition, we expect to commence generating license fees under this contract from the first quarter of fiscal 2010.

13. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that provide a VTU service to prepaid cell phone users. These businesses generate revenue by charging a percentage of the value of the airtime distributed through VTU.

14. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATMs, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card. We have recently established an office in Dallas, Texas that will focus on the marketing of this technology.

15. Will you continue to show the “pre-funded social welfare grant receivable” line item on the balance sheet now that you have a new contract with SASSA?

     Through April 2009, we were required to pre-fund payment of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provided the funds required for the grant payments on behalf of these provincial governments from our own cash resources and were reimbursed within two weeks by the governments. In addition, when grants are paid at merchant locations before the start of the payment service at pay points, we pre-fund these payments to the merchants distributing the grants on our behalf. We typically reimburse these merchants within 48 hours after they distribute the grants to the social welfare beneficiaries, however, the provincial governments reimburse the amount due to us within two weeks after the distribution date. Pre-funding results in a significant net cash outflow at the end of a month (and thus, at the end of the fiscal quarter) as the payment service generally commences in the last few days of the month preceding new payment cycle month (for instance, for the last two years, the January payment service commenced in the last week of December at merchant locations and in January at pay points)

     Our new SASSA contract relieves us of the obligation to pre-fund social welfare grants in the KwaZulu-Natal and Eastern Cape provinces beginning in May 2009. Under the new contract, we will receive the grant funds 48 hours prior to the provision of the service; any interest earned on these amounts will be for the benefit of SASSA. We expect a significant increase in our cash and cash equivalents as of the end of each fiscal quarter resulting from the change in our pre-funding obligation and a corresponding decrease in the “pre-funded social welfare grant receivable” line item. We will continue to pre-fund certain merchants who facilitate the distribution of grants through our merchant acquiring system.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term receivable as a near-cash equivalent.

16. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Also, our acquisition of BGS provides us with two executives with long experience in the smart card industry and additional IT professionals to strengthen the Net1 research and development environment.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     We are actively seeking a new vice president—investor relations to address shareholder queries and improve our investor relations function.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

17. You are highly cash generative and show a strong cash balance on your balance sheet, why do you not return some of this money to shareholders?

     We presently intend to retain future earnings to finance the expansion of the business. Our future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Our Board has authorized a $50 million share repurchase program. During the second quarter of fiscal 2009, we used approximately $24.7 million of this authorization. Whether or not we use the remaining authorization will depend on prevailing market conditions and other factors.

18. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently, South African companies are required to pay STC at a rate of 10.00% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC and the shareholder will be liable to pay the dividend tax. Treaty relief would be available for foreign shareholders.

     The reform is being implemented in two phases. The first phase entailed a reduction of the STC rate, effective October 1, 2007, to 10.00% and the second phase, now expected in calendar 2010 will result in a total conversion to a dividend tax. It is likely that South African companies will be required to withhold the dividend tax on all dividends paid.

     We can not reasonably determine whether the second phase will be enacted as proposed and we will comply with that new tax legislation once it has been enacted. If the announcements made by the South African Minister of Finance in his National Budget speeches regarding the second phase are enacted, under current enacted tax legislation, we expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 34.55% to 28%. Under US GAAP, we apply the fully distributed tax rate of 34.55% to our deferred taxation assets and liabilities. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

19. What effect did the change in the South African tax rate from 29% to 28% have on your year to date fiscal 2009 results?

     The change in tax rate was promulgated on July 22, 2008. Our fully distributed tax rate was reduced to 34.55% from 35.45% during the nine months ended March 31, 2009 and has resulted in an income tax benefit included in our income tax expense line of $3.5 million.